Exhibit 10.90
U.S. $150,000,000
REVOLVING CREDIT AGREEMENT,
dated as of February 16, 2011,
ITC GREAT PLAINS, LLC
as the Borrower,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER
PERSONS FROM TIME TO TIME PARTIES HERETO,
as the Lenders,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent
CREDIT SUISSE SECURITIES (USA) LLC,
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arrangers and Joint Bookrunners
MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agent

ARTICLE 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Accounting Terms; GAAP	15
1.3	Interpretation	15

ARTICLE 2 AMOUNT AND TERMS OF CREDIT		15
2.1	Commitments	15
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	16
2.3	Notice of Borrowing	16
2.4	Disbursement of Funds	16
2.5	Repayment of Loans; Evidence of Debt	17
2.6	Changes in Type of Revolving Credit Loan	18
2.7	Pro Rata Borrowings	19
2.8	Interest and Fees	19
2.9	Interest Periods	20
2.10	Increased Costs, Illegality, etc.	21
2.11	Compensation	23
2.12	Change of Lending Office	23
2.13	Notice of Certain Costs	24
2.14	Defaulting Lenders	23

ARTICLE 3 LETTERS OF CREDIT		27
3.1	Generally	27
3.2	Letter of Credit Requests and Information to Administrative Agent	28
3.3	Letter of Credit Participations	28
3.4	Agreement to Repay Letter of Credit Drawings	30
3.5	Increased Costs	31
3.6	Successor Letter of Credit Issuer	32

ARTICLE 4 FEES; COMMITMENTS		33
4.1	Fees	33
4.2	Voluntary Reduction of Revolving Credit Commitments	34
4.3	Mandatory Termination of Commitments	34

ARTICLE 5 PAYMENTS		34
5.1	Prepayments	34

i

5.2	Method and Place of Payment	35
5.3	Net Payments	35
5.4	Computations of Interest and Fees	38

ARTICLE 6 CONDITIONS PRECEDENT		38
6.1	Conditions Precedent to Initial Credit Event	38
6.2	Conditions Precedent to All Credit Events	40

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		41
7.1	Organizational Status	41
7.2	Capacity, Power and Authority	41
7.3	No Violation	41
7.4	Litigation	41
7.5	Governmental Approvals	42
7.6	True and Complete Disclosure	42
7.7	Financial Condition; Financial Statements	42
7.8	Tax Returns and Payments	42
7.9	Environmental Matters	43
7.10	Properties	43
7.11	Pension and Welfare Plans	43
7.12	Regulations U and X	43
7.13	Investment Company Act	44
7.14	No Material Adverse Change	44
7.15	Deemed Repetition of Representations and Warranties	44

ARTICLE 8 AFFIRMATIVE COVENANTS		44
8.1	Information Covenants	44
8.2	Books, Record and Inspections	47
8.3	Maintenance of Insurance	47
8.4	Payment of Taxes	47
8.5	Organizational Existence	47
8.6	Compliance with Statutes, Obligations, etc.	48
8.7	Good Repair	48
8.8	Transactions with Affiliates	48
8.9	End of Fiscal Years; Fiscal Quarters	48
8.10	Use of Proceeds	48

8.11	Changes in Business	49

ARTICLE 9 NEGATIVE COVENANTS		49
9.1	Limitation on Liens	49
9.2	Limitation on Fundamental Changes	50
9.3	Limitation on Dividends	50
9.4	Debt to Capitalization Ratio	51
9.5	Limitation on Sale-Lease Back Transactions	51

ARTICLE 10 EVENTS OF DEFAULT		51
10.1	Payments	51
10.2	Representations, etc.	51
10.3	Covenants	52
10.4	Default Under Other Agreements	52
10.5	Bankruptcy, etc.	52
10.6	Judgments	53
10.7	Change of Ownership	53
10.8	Pension Plans	53
10.9	Remedies	53
10.10	Remedies Cumulative	54

ARTICLE 11 THE ADMINISTRATIVE AGENT		54

ARTICLE 12 MISCELLANEOUS		57
12.1	Amendments and Waivers	57
12.2	Notices	58
12.3	No Waiver; Cumulative Remedies	59
12.4	Survival of Representations and Warranties	59
12.5	Payment of Expenses and Taxes	59
12.6	Successors and Assigns; Participations and Assignments	61
12.7	Replacements of Lenders under Certain Circumstances	64
12.8	Adjustments; Set-off	66
12.9	Marshalling; Payments Set Aside	67
12.10	Counterparts	68
12.11	Severability	68
12.12	Integration	68
12.13	Governing Law	68

12.14	Submission to Jurisdiction; Waivers	69
12.15	Acknowledgements	69
12.16	Waivers of Jury Trial	69
12.17	Confidentiality	70
12.18	Treatment of Loans	70
12.19	USA Patriot Act	70

SCHEDULES:

Schedule I	Commitments
Schedule II	Environmental Matters
Schedule III	Pension and Welfare Matters
Schedule IV	Outstanding Liens on Closing Date

EXHIBITS:

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Continuation
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Letter of Credit Request

v

     REVOLVING CREDIT AGREEMENT, dated as of February 16, 2011, among ITC GREAT PLAINS, LLC, a Michigan limited liability company (the “Borrower”), various financial institutions and other Persons from time to time parties hereto as lenders (each a “Lender” and, collectively, the “Lenders”) and CREDIT SUISSE AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”).
     The Borrower has requested that the Lenders make senior loans to it in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
     1.1 Defined Terms.
     “ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the rate of interest (however designated) established by the Administrative Agent as its prime rate in effect at its principal office in New York, New York; (b) the Federal Funds Effective Rate in effect on such day plus 0.5%; and (c) 1.0% above Adjusted LIBOR that would be in effect for a LIBOR Loan having a LIBOR Period of one month that commences on the second Business Day following such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the ABR due to a change in any of the foregoing rates shall be effective as of the opening of business on the effective date of such change in such rate.
     “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).
     “Adjusted LIBOR ” shall mean, with respect to any Eurodollar Borrowing for any LIBOR Period, an interest rate per annum (rounded upward, if necessary, to the next 1/32 of 1%) equal to (a) LIBOR for such LIBOR Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” shall have the meaning provided in the preamble to this Agreement and shall include such other financial institution as may be appointed as the successor administrative agent in the manner and to the extent described in Section 11.9.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, and (b) any other Person in which such Person directly or indirectly through Subsidiaries has a 10% or greater equity interest. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock having ordinary voting power for the election of directors (or the equivalent) of such other Person or

(ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Capital Stock, by contract or otherwise.
     “Agreement” shall mean this Revolving Credit Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Margin” and “Commitment Fee Rate” shall mean, for any day, the applicable rate per annum set forth below under the caption “Applicable Margin”, “Commitment Fee Rate”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Borrower’s non-credit-enhanced long term senior unsecured debt; provided that if no such rating is available on the Closing Date but becomes available on or before the date falling 30 days after the Closing Date, the Applicable Margin and Commitment Fee Rate from the Closing Date through such date shall be determined by reference so such rating on such date:

	Applicable Margin
Borrower’s Debt Rating:	LIBOR Loan	ABR Loan	Commitment Fee Rate
Category 1 ≥A-/A3	1.50%	0.50%	0.25%
Category 2 BBB+/Baa1	1.75%	0.75%	0.30%
Category 3 BBB/Baa2	2.00%	1.00%	0.35%
Category 4 BBB-/Baa3	2.25%	1.25%	0.40%
Category 5 <BBB-/Baa3	2.75%	1.75%	0.50%
     For purposes of this definition, (i) if no non-credit-enhanced long term senior unsecured debt rating is available, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the Category next below the Borrower’s long term senior secured debt rating, (ii) if the ratings established by Moody’s and S&P shall fall within different Categories, the Applicable Margin and the Commitment Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the Category next below the higher of the two Categories, (iii) if only one rating is available from either Moody’s or S&P, then such rating shall be used to determine the applicable Category, (iv) if neither Moody’s nor S&P shall have in effect a rating for the Borrower’s non-credit-enhanced long term senior unsecured debt and no rating for the Borrower’s long term senior secured debt, then Category 5 above shall apply, and (v) if the ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable

Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Approved Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” shall mean Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc.
     “Assignee” shall have the meaning provided in Section 12.6(a)(ii).
     “Assignment and Acceptance” shall mean the assignment and acceptance agreement delivered by each Assignee pursuant to Section 12.6(a)(ii).
     “Assignment Effective Date” shall have the meaning provided in 12.6(a)(ii).
     “Attributable Value” means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the lesser of (i) the sale price of the property or assets so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the rate of interest specified by the terms of such lease) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.
     “Authorized Officer”, as applied to any Person, shall mean the Chief Executive Officer, the President, any Executive Vice-President, any Senior Executive Vice President, any Senior Vice-President, the Chief Financial Officer, the Treasurer or General Counsel of such Person or any other senior officer of such Person designated as such in writing to the Administrative Agent by such Person.
     “Available Revolving Credit Commitment” shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding and (ii) the portion of such Lender’s Letter of Credit Exposure.

     “Bankruptcy Code” shall have the meaning provided in Section 10.5.
     “Borrower” shall have the meaning provided in the recitals to this Agreement.
     “Borrowing” shall mean the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions or continuations on a given date) and having, in the case of LIBOR Loans, the same LIBOR Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).
     “Business” shall have the meaning provided in Section 8.11.
     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (a) excluding any day that shall be in the City of London a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.
     “Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.
     “Capital Stock” shall mean common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a corporation, equity preferred or common interests or membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
     “Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
     “Cash Collateralize” means, to deposit in an account designated by the Administrative Agent or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuers or Lenders, as collateral for any Letter of Credit Exposure or obligations of Lenders to fund participations in respect of such Lender’s Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and the relevant Letter of Credit Issuer shall agree in their sole discretion, other credit support (“Other Credit Support”), in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
     “Change of Ownership” shall mean and be deemed to have occurred if (i) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder) shall become, directly or indirectly, the beneficial owner of capital stock representing more than 35% of the ordinary voting power represented by the issued and outstanding Voting Stock of Holdco; and/or (ii)

Holdco ceases to own, directly or indirectly, 100% of the Voting Stock of the Borrower; and/or (iii) a majority of the incumbent directors of Holdco cease to be persons who were either (x) directors of Holdco on the Closing Date or (y) new directors (such persons being called herein “New Members”) appointed or nominated for election by one or more persons who were members of the board of directors of Holdco on the Closing Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Closing Date.
     “Closing Date” shall mean February 16, 2011.
     “Code” shall mean the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Commitment Fee Rate” shall have the meaning given to that term in the definition of “Applicable Margin”.
     “Compliance Certificate” shall have the meaning provided in Section 8.1(c).
     “Confidential Information” shall have the meaning provided in Section 12.17.
     “Control”, “Controls” and “Controlled”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.
     “Controlled Group”, when used with respect to any Person, shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, extension or increase of a Letter of Credit.
     “Debt to Capitalization Ratio” shall mean, with respect to any Person, as of any date of determination, the ratio of (a) Total Debt for such Person for the relevant Test Period to (b) Total Capitalization for such Person for such Test Period.
     “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean, subject to Section 2.14(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding, (ii) had appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment of, a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(d)) upon delivery of written notice of such determination to the Borrower, each Letter of Credit Issuer and each Lender.
     “Dollars” and “$” shall mean lawful currency of the United States.
     “Environmental Claims” shall mean, with respect to any Person, any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, investigations (other than internal reports prepared by such Person or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Materials or conditions in the environment) or the environment.
     “Environmental Law” shall mean any applicable federal, provincial, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (with respect to Hazardous Materials or conditions in the environment) or Hazardous Materials.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
     “Event of Default” shall have the meaning provided in Article 10.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Finance Parties” shall mean the Administrative Agent and the Lenders.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstanding other than the part of the Defaulting Lender’s Letter of Credit Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fronting Fee” shall have the meaning provided in Section 4.1(c).
     “F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that, the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or, if the Guarantee Obligation is expressly limited to a specified amount, such specified amount.
     “Hazardous Material” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.
     “Hostile Take-Over Bid” shall mean an offer to purchase a controlling interest in any Person by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity’s shareholders or equity holders or which is similarly opposed or contested.
     “Holdco” means ITC Holdings Corp., a Michigan corporation.
     “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be classified as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all existing payment obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (g) all existing payment obligations of such Person under commodity future contracts and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person; provided that, Indebtedness shall not include current payables and accrued expenses, in each case arising in the ordinary course of business.
     “L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

     “L/C Participant” shall have the meaning provided in Section 3.3(a).
     “L/C Participation” shall have the meaning provided in Section 3.3(a).
     “Lender” and “Lenders” shall have the respective meanings provided in the preamble to this Agreement.
     “Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1.
     “Letter of Credit Exposure” shall mean, with respect to any Lender, the sum of (a) the amount of any Unpaid Drawings on Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a) and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstanding (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a)).
     “Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
     “Letter of Credit Issuer” shall mean (i) with respect to standby letters of credit, Credit Suisse AG, Cayman Islands Branch, and (ii) each other Lender designated as Letter of Credit Issuer (including, without limitation, JPMorgan Chase Bank, N.A.) and, in each case, any of its Affiliates and successors thereto pursuant to Section 3.6.
     “Letter of Credit Outstanding” shall mean, at any time, the sum, without duplication, of (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
     “Letter of Credit Request” shall have the meaning provided in Section 3.2.
     “Letter of Credit Sublimit” shall mean an amount equal to $75,000,000. The Letter of Credit Sublimit is part of and not in addition to the Total Revolving Credit Commitment.
     “LIBOR” shall mean, with respect to each LIBOR Period for each LIBOR loan, a rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant LIBOR Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such LIBOR Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant LIBOR Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such LIBOR Period.

     “LIBOR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(b).
     “LIBOR Period” shall mean, with respect to a LIBOR Loan, the interest period selected by the Borrower for such LIBOR Loan in accordance with Section 2.9.
     “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment by way of security, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loans” shall mean Revolving Credit Loans.
     “Material Adverse Effect” shall mean, with respect to any Person, a circumstance or condition affecting the business, assets, operations, properties or financial condition of such Person and its Subsidiaries taken as a whole that would materially adversely affect the ability of such Person to perform its obligations under this Agreement.
     “Minimum Borrowing Amount” shall mean $500,000.
     “Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure and (ii) with respect to Other Credit Support, an amount determined by the Administrative Agent, the relevant Issuer and the Borrower.
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
     “Non-U.S. Lender” shall mean any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Notice of Borrowing” shall mean a Notice of Borrowing provided pursuant to Section 2.3(a), substantially in the form of Exhibit A.
     “Notice of Continuation” shall have the meaning provided in Section 2.6(a).
     “Organic Document” shall mean, relative to any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s Capital Stock.
     “Other Credit Support” shall have the meaning provided in the definition of “Cash Collateral”.
     “Participant” shall have the meaning provided in Section 12.6(a)(i).
     “Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in

Section 4001(a)(3) of ERISA), and to which the relevant Person or any corporation, trade or business that is, along with such Person, a member of a Controlled Group, is a contributing employer or a sponsor.
     “Permitted Liens” shall mean, with respect to any Person, (a) Liens for taxes, assessments, customs duties or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate provisions have been established in accordance with GAAP; (b) Liens in respect of property or assets of such Person or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and or mechanics’ Liens, and other similar Liens arising in the ordinary course of business and Liens arising under zoning laws and ordinances and municipal bylaws and regulations, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 10.6; (d) Liens (other than those arising by Requirement of Law that are not permitted by clause (a) of this definition) incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by such Person or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictive covenants or agreements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of such Person and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens incurred by the licensing of trademarks by such Person or any of its Subsidiaries to others in the ordinary course of business; and (i) leases or subleases granted to others, not interfering in any material respect with the business of such Person and its Subsidiaries taken as a whole.
     “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
     “Real Estate” shall have the meaning provided in Section 8.1(e).
     “Register” shall have the meaning provided in Section 12.6(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” shall mean, at any date, Lenders having or holding more than 50% of the Total Revolving Credit Commitment at such date (provided that in the case of a Defaulting Lender, for this purpose only, its Revolving Credit Commitment shall be deemed to be equal to the outstanding principal amount of all Revolving Credit Loans of such Defaulting Lender at such date) or, if the Revolving Credit Commitments have terminated, more than 50% of the outstanding principal amount of all Revolving Credit Loans, Letter of Credit Exposure on such date.

     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, guideline, policy or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject and whether or not having the force of law.
     “Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth on Schedule I as such Lender’s “Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the date hereof by assignment, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance contemplated in Section 12.6 pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, as each may be (i) reduced from time to time pursuant to Section 4.3 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.6.
     “Revolving Credit Commitment Percentage” shall mean, with respect to any Lender, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.14 when a Defaulting Lender shall exist, “Revolving Credit Commitment Percentage” shall mean the percentage of the Total Revolving Credit Commitment (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Total Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to the Lender’s status as a Defaulting Lender at the time of determination.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.
     “Revolving Credit Loan” shall have the meaning provided in Section 2.1(a).
     “Revolving Credit Maturity Date” shall mean February 16, 2015, or, if earlier, the date on which the Revolving Credit Commitments shall have terminated or shall have been reduced to zero.
     “Sale and Leaseback Transaction” shall have the meaning provided in Section 9.5.
     “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Solvent” shall mean, when used with respect to any Person that, as of the date of determination, that (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the amount of the “present fair saleable value” of the assets of such Person will be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will be able to pay its debts as they mature; and (d) such Person will not have an unreasonably small capital with which to conduct its business. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the F.R.S. Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the F.R.S. Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the F.R.S. Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital of any class or classes of such corporation shall have or might have voting power by reason of the happening of any, contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest and more than a 50% voting interest at the time and (c) any other corporation, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in clause (b) of the definition of such term in the definition of the term “Affiliate”) by such Person.
     “Successor Borrower” shall have the meaning provided in Section 9.2(a).
     “Taxes” shall have the meaning provided in Section 5.3(a)(i).
     “Terminated Lender” shall have the meaning provided in Section 12.7(a)(ii).
     “Termination Notice Date” shall have the meaning provided in Section 12.7(a)(ii).

     “Test Period” shall mean, for any Person, for any determination under this Agreement, the four consecutive fiscal quarters of such Person then last ended.
     “Total Capitalization” shall mean, as of any date of determination, with respect to any Person, the sum, without duplication, of (a) Total Debt of such Person and (b) the total stockholder’s equity of such Person as determined in accordance with GAAP; provided that the term “Total Capitalization” shall exclude the non-cash effects of the March 31, 2006 FAS Statement titled “Employers’ Accounting for Defined Pension and Postretirement Plans”.
     “Total Debt” shall mean, as of any date of determination, with respect to any Person (a) the sum, without duplication, of (i) all Indebtedness of such Person and its Subsidiaries for borrowed money outstanding on such date, (ii) all Capitalized Lease Obligations of such Person and its Subsidiaries outstanding on such date and (iii) all Indebtedness of such Person and its Subsidiaries of the types described in clauses (b) and (d) of the definition of Indebtedness (but in the case of clause (d), only to the extent such Indebtedness is assumed by such Person or any of its Subsidiaries), all calculated on a consolidated basis in accordance with GAAP and to the extent reflected as Indebtedness on the consolidated balance sheet of such Person in accordance with GAAP minus (b) the aggregate amount of cash held by such Person and its Subsidiaries as at such date and included in the cash accounts listed on the consolidated balance sheet of such Person and its Subsidiaries and deposited with the Administrative Agent to the extent the use thereof for application to payment of Indebtedness of such Person and its Subsidiaries is not prohibited by law or any contract to which such Person or any of its Subsidiaries is a party (but in each case excluding equity securities that are mandatorily redeemable 91 or more days after the Revolving Credit Maturity Date and that are classified as hybrid securities by Moody’s and/or S&P).
     “Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders, which as of the Closing Date was $150,000,000.
     “Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loans and the use of the proceeds thereof and requesting the issuance of Letters of Credit hereunder.
     “Type” shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.
     “United States” and “US” shall mean the United States of America.
     “Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
     “Voting Stock” shall mean Capital Stock of a Person which carries voting rights or the right to Control such Person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Stock until the occurrence of such event and then only during the continuance of such event.
     “Welfare Plan” shall mean a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

     1.2 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     1.3 Interpretation.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement.
ARTICLE 2
AMOUNT AND TERMS OF CREDIT
     2.1 Commitments.
     (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans (provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type), (iii) may be repaid and reborrowed in accordance with the provisions hereof and shall be repaid in full on the Revolving Credit Maturity Date, (iv) for any Lender at any time, shall not result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (v) after giving effect thereto and to the application of the proceeds thereof, shall not result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect. As of the Closing Date, the Total Revolving Credit Commitment will be $150,000,000.
     (b) The Borrower shall use the proceeds from the Loans for general corporate purposes including, without limitation, toward construction of transmission projects; provided that, notwithstanding any of the foregoing, none of the proceeds from Loans may be used to finance any Hostile Take-Over Bid. Letters of Credit will be used solely to support obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

     2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings.
     The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 10 Borrowings of LIBOR Loans under this Agreement.
     2.3 Notice of Borrowing.
     (a) Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), (i) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York time) at least three Business Days prior to the proposed day of each Borrowing of LIBOR Loans and (ii) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the proposed day of each Borrowing of ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Borrowing shall consist of ABR Loans or LIBOR Loans, (iv) if such Borrowing shall consist of LIBOR Loans, the LIBOR Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
     (b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the applicable Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
     (c) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(c).
     2.4 Disbursement of Funds.
     (a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.
     (b) Each Lender shall make available all amounts it is to fund under any Borrowing in immediately available funds to the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to the Lenders (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), and the Administrative

Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower by disbursing such funds as specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, at the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Revolving Credit Loans.
     (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
     2.5 Repayment of Loans; Evidence of Debt.
     (a) The Borrower shall, for the benefit of the Lenders, on the Revolving Credit Maturity Date, (i) repay to the Administrative Agent the then-unpaid Revolving Credit Loans, and (ii) retire all other then-outstanding Revolving Credit Exposure, other than Letters of Credit that expire following the Revolving Credit Maturity Date for which the Borrower provides or has provided Cash Collateral in an amount equal to the Stated Amount of such Letter of Credit.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts and currency of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain the Register pursuant to Section 12.6, and a sub-account for each Lender, in which Register and sub-accounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the LIBOR Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to it by such Lender in accordance with the terms of this Agreement. In the event that there is an inconsistency between the accounts maintained by a Lender pursuant to Section 2.5(b) and the Register maintained by the Administrative Agent pursuant to Section 12.6, the said Register shall prevail.
     (e) All payments to be made by the Administrative Agent to any Lender hereunder shall be made in accordance with the payment instructions of such Lender set forth on the signature page of such Lender hereunder or, if such Lender is an Assignee, set forth in the Assignment and Acceptance of such Lender.
     2.6 Changes in Type of Revolving Credit Loan.
     (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans made to it of one Type into a Borrowing or Borrowings of another permitted Type or to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional LIBOR Period; provided that (i) no partial continuation of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans, if a Default or Event of Default is in existence on the date of the proposed conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional LIBOR Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no LIBOR Period in excess of one month may be selected for any LIBOR Loan if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such longer LIBOR Period, (v) Borrowings resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (vi) the outstanding principal amount of a Revolving Credit Loan of one Type may not be converted into a Borrowing of another permitted Type until the end of the current LIBOR Period for such Revolving Credit Loan. Each such continuation or conversion shall be effected by the Borrower by giving the Administrative Agent at the location set forth in Section 12.2 prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice substantially in the form of Exhibit B (or telephonic notice promptly confirmed in writing) (each a “Notice of Continuation”) specifying the Revolving Credit Loans to be so continued or converted, the

Type of Revolving Credit Loans to be continued or converted into and, if such Revolving Credit Loans are to be converted or continued as LIBOR Loans, the LIBOR Period to be initially applicable thereto. If no LIBOR Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have selected a LIBOR Period of one month’s duration. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any of its Revolving Credit Loans. This Section shall not be construed to permit the Borrower to change the currency of any Borrowing.
     (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current LIBOR Period into ABR Loans.
     (c) If upon the expiration of any LIBOR Period, the Borrower has failed to elect a new LIBOR Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans, as the case may be, into a Borrowing of ABR Loans, as the case may be, effective as of the expiration date of such current LIBOR Period.
     2.7 Pro Rata Borrowings.
     Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentage; provided that the Administrative Agent may adjust the proportions of the Lenders with respect to any Borrowing to be made by such Lenders to ensure that no Lender’s Revolving Credit Exposure (after granting its portion of such Borrowing) exceeds its Revolving Credit Commitment. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Credit Loans hereunder and that each Lender shall be obligated to make the Revolving Credit Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
     2.8 Interest and Fees.
     (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for ABR Loans plus the ABR in effect from time to time.
     (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for LIBOR Loans plus the relevant Adjusted LIBOR.
     (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest thereon or fees payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x)

in the case of overdue principal, equal to the rate that would otherwise be applicable thereto plus, to the extent permitted by applicable law, 2.00% (after as well as before maturity and judgment), (y) in the case of any overdue interest with respect to any Loan, equal to the rate of interest applicable to such Loan plus, to the extent permitted by applicable law, 2.00%, or (z) in the case of any overdue fees or other amounts owing hereunder, equal to the rate of interest then applicable to Loans maintained as ABR Loans plus 2.00%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before maturity and judgment). All interest payable pursuant to this Section 2.8(e) shall be payable upon demand.
     (d) Interest on each Loan shall accrue from and including the date such Loan is made to but excluding the date of any repayment thereof and shall, except as otherwise provided pursuant to Section 2.8(e), be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each of March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each LIBOR Period applicable thereto and, in the case of a LIBOR Period in excess of three months, on each date occurring at three-month intervals after the first day of such LIBOR Period, (iii) in respect of each LIBOR Loan on any payment or prepayment (on the amount paid or prepaid), and (iv) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     (e) All computations of interest hereunder shall be made in accordance with Section 5.4.
     (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     2.9 Interest Periods.
     At the time the Borrower gives a Notice of Borrowing or Notice of Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans prior to 12:00 Noon (New York time) on the third Business Day prior to the applicable date of making or conversion or continuation of such LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice of (or telephonic notice promptly confirmed in writing) the LIBOR Period applicable to such Borrowing, which LIBOR Period shall, at the option of the Borrower, be one, two, three or six months. Notwithstanding anything to the contrary contained above:
     (a) the initial LIBOR Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each LIBOR Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding LIBOR Period expires;
     (b) if any LIBOR Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period, such LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period;
     (c) if any LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day; provided that if any LIBOR Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Period shall expire on the next preceding Business Day; and
     (d) the Borrower shall not be entitled to elect any LIBOR Period in respect of any LIBOR Loan if such LIBOR Period would extend beyond the Revolving Credit Maturity Date.
     2.10 Increased Costs, Illegality, etc.
     (a) In the event that any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining LIBOR for a Borrowing of LIBOR Loans for any LIBOR Period that by reason of any changes arising on or after the date hereof affecting the London interbank market (x) deposits in Dollars in the principal amounts of the Revolving Credit Loans comprising such Borrowing are not readily available to such Lender in the London interbank market or (y) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements (excluding any reserve requirements included in the definition of “Statutory Reserves” and the calculation of Adjusted LIBOR), and/or (y) other circumstances affecting the London interbank market; or
     (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;

then, and in any such event, such Lender shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available from such Lender (and such Lender’s obligation to make such Revolving Credit Loans shall be suspended) until such time as such Lender notifies the Administrative Agent, the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice such Lender agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed, with respect to such Lender only, to be a Notice of Borrowing or Notice of Continuation for ABR Loans, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, within ten (10) Business Days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) other than any such increase or reduction attributable to taxes and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
     (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or 2.10(a)(iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Credit Event or Borrowing by way of conversion into a LIBOR Loan, cancel said Credit Event or Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or 2.10(a)(iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
     (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from, within ten (10) Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
     (d) For purposes of this Section 2.10 and Section 3.5, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.
     2.11 Compensation.
     If (a) any payment of principal of any LIBOR Loan, or any continuation of any LIBOR Loan, is made by the Borrower (or a replacement Lender in the case of Section 12.7) to or for the account of a Lender other than on the last day of the LIBOR Period pursuant to Section 2.5, 2.6, 2.10, 5.1 or 12.7, as a result of acceleration of the maturity of the Revolving Credit Loans pursuant to Article 10 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
     2.12 Change of Lending Office.
     If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.3, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 5.3, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     2.13 Notice of Certain Costs.
     Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.3 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.3, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice.
     2.14 Defaulting Lenders.
     Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) (x) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee, and no such fee shall accrue, that otherwise would have been required to have been paid to that Defaulting Lender); and (y) each Defaulting Lender shall be entitled to fees pursuant Section 4.1(b) only to the extent allocable to its Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral.
     (b) The Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.1); provided that, any waiver, amendment or modification (i) under Section 12.1(i) (except with respect to fees as contemplated under this Section 2.14) or (ii) requiring the consent of each affected Lender which affects such Defaulting Lender differently than other affected Lenders, shall in each case require the consent of such Defaulting Lender .
     (c) Any payment of principal, interest or other amounts (other than, to the extent contemplated by Section 2.14(d)(vi), letter of credit fees) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.8(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers hereunder on a pro rata basis; third, to Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender on a pro rata basis in accordance with Section 2.14 (d)(ii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) Cash Collateralize any Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14(d)(ii); sixth, to the payment of any amounts owing to the Letter of Credit Issuer on a pro rata basis as a result of any judgment of a court of competent jurisdiction obtained by the Letter of Credit Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Credit Loans or reimbursements for Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and reimbursements for Letter of Credit disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursements for Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in any Letter of Credit Exposure are held by the Lenders pro rata in accordance with their respective Revolving Credit Commitments without giving effect to Section 2.14(d)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
     (d) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 6.2 are satisfied at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, (x) the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day following notice by the Administrative Agent or any Letter of Credit Issuer (with a copy to the Administrative Agent) Cash Collateralize the amount of such Defaulting Lender’s Letter of Credit Exposure (after giving effect to Section 2.14(d)(i) and any Cash Collateral provided by such Defaulting Lender) for the benefit of such Letter of Credit Issuer in a manner consistent with the procedures set forth in Section 10.9 for so long as such Letter of Credit Exposure is outstanding, in an aggregate amount equal to such Letter of Credit Issuer’s Fronting Exposure but in any event not less than the Minimum Collateral Amount and (y) any such partial reallocation shall apply for the benefit of the Letter of Credit Issuers on a pro rata basis;
     (iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of any Letter of Credit Exposure, to be applied pursuant to clause (iv) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuers as herein provided (other than the Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
     (iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of such Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
     (v) Cash Collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) in the case of Other Credit Support, the determination by the Administrative Agent and the relevant Letter of Credit Issuers that there exists excess Cash Collateral, in either of which cases such excess Cash Collateral shall be returned to the Person that provided the same; provided that, subject this Section 2.14, such Person and the relevant Letter of Credit Issuers may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
     (vi) With respect to any letter of credit fees, payable in accordance with Section 4.1, not required to be paid to any Defaulting Lender pursuant to clause (a) above the Borrower shall
     (x) pay to each non-Defaulting Lender that portion of any such letter of credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure that has been reallocated to such non-Defaulting Lender pursuant to clause (i) above; and

     (y) pay to each Letter of Credit Issuer the amount of any such letter of credit fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender; and
     (z) the Borrower is not required to pay the remaining amount of any such fee.
     (e) So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the (i) related exposure will, as of the date of such funding, issuance, amendment or increase, be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or (ii) Cash Collateral will be provided by the Borrower in accordance with Section 2.14(d)(ii) and participating interests in any such newly issued, amended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(d)(i) (and Defaulting Lenders shall not participate therein).
          In the event that the Administrative Agent, the Borrower, the Letter of Credit Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE 3
LETTERS OF CREDIT.
     3.1 Generally.
     (a) Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Closing Date and prior to the L/C Maturity Date, may request that any Letter of Credit Issuer issue, for the account of the Borrower, a letter of credit or letters of credit (in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion) which is participated by such Letter of Credit Issuer pursuant to Section 3.3 (each such letter of credit, a “Letter of Credit”) provided that Credit Suisse AG, Cayman Islands Branch and its Affiliates shall not be required to issue any letter of credit other than a standby letter of credit.
     (b) Notwithstanding the foregoing, (v) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (A) the Letter of Credit Exposure of all of the Lenders at such time and (B) the aggregate principal of all Revolving Credit Loans then outstanding would exceed the Total Revolving Credit Commitment then in effect; (w) the total

Letter of Credit Outstanding shall not exceed the Letter of Credit Sublimit; (x) each Letter of Credit shall have an expiry date occurring no later than one year after the date of issuance thereof; provided that in no event shall such expiry date occur later than the L/C Maturity Date; (y) each Letter of Credit shall be denominated in Dollars and shall provide for drawings thereunder to be made in Dollars and (z) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (A) rescission of such notice from the party or parties originally delivering such notice (provided that in the case of any such notice delivered by the Borrower, the Administrative Agent has not objected to or contested such rescission) or (B) the waiver of such Default or Event of Default in accordance with the provisions of Section 12.1.
     3.2 Letter of Credit Requests and Information to Administrative Agent.
     (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the relevant Letter of Credit Issuer at least three (or such lesser number as may be agreed upon by the Administrative Agent and such Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit G (each a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.
     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
     (c) Each Letter of Credit Issuer shall, as soon as practicable following the issuance, cancellation or termination of any Letter of Credit of such Letter of Credit Issuer, provide a copy of such Letter of Credit, cancellation or termination to the Administrative Agent.
     3.3 Letter of Credit Participations.
     (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage from time to time, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although the Letter of Credit Fee will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

     (b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, unless taken or omitted through its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, shall not create for such Letter of Credit Issuer any resulting liability.
     (c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid the amount in full to such Letter of Credit Issuer pursuant to Section 3.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent (who shall in turn promptly notify each L/C Participant) of the failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of such Letter of Credit Issuer, the amount of the L/C Participant’s Revolving Credit Commitment Percentage (determined as of the date of the notice referred to above) of the unreimbursed payment in Dollars and in same day funds. If such Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, the L/C Participant shall make available to the Administrative Agent for the account of such Letter of Credit Issuer the L/C Participant’s Revolving Credit Commitment Percentage of the amount of the payment on the Business Day in same day funds. If and to the extent the L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of the payment available to the Administrative Agent for the account of such Letter of Credit Issuer, the L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, the amount, together with interest thereon for each day from the date until the date the amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer the L/C Participant’s Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer the other L/C Participant’s Revolving Credit Commitment Percentage of any payment under the Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent the other L/C Participant’s Revolving Credit Commitment Percentage of the payment. Notwithstanding the foregoing, the Administrative Agent shall be entitled to adjust the proportions of any of the foregoing amounts required to be paid by the L/C Participants to ensure that no L/C Participant’s Revolving Credit Exposure exceeds its Revolving Credit Commitment.
     (d) Whenever a Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its applicable portion of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such

L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.
     (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement;
     (ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement; or
     (v) the occurrence of any Default or Event of Default;
     provided that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.
     3.4 Agreement to Repay Letter of Credit Drawings.
     (a) The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), for any payment or disbursement made by such Letter of Credit Issuer under such Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be 2% above the Applicable Margin for Revolving Credit Loans plus the ABR as in effect from time to time.
     (b) The Borrower’s obligations under this Section 3.4 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing or any of the circumstances described in Sections 3.3(e)(i) to 3.3(e)(v), inclusive; provided that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.
     (c) Each payment by a Letter of Credit Issuer under any Letter of Credit shall constitute a request by the Borrower for a Revolving Credit Loan, subject to Section 7.2, in the amount of the Unpaid Drawing in respect of such Letter of Credit. Each Letter of Credit Issuer shall notify the Borrower and the Administrative Agent, by 10:00 a.m. (New York time) on any Business Day on which such Letter of Credit Issuer intends to honor a drawing under a Letter of Credit, of (i) such Letter of Credit Issuer’s intention to honor such drawing and (ii) the amount of such drawing. Unless instructed by the Borrower by 10:30 a.m. (New York time) on such Business Day that it intends to reimburse such Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Administrative Agent shall promptly notify each Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make ABR Loans to the Borrower in the amount of such Lender’s Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 Noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)). Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing.
     3.5 Increased Costs.
     If after the date hereof (subject to Section 2.10(d)), the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in such Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or any L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer and no L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by any Letter of Credit Issuer or any L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
     3.6 Additional and Successor Letter of Credit Issuers.
     (a) The Borrower may at any time or from time to time appoint any Lender as an additional issuer of Letters of Credit upon 10 days’ prior written notice to the Administrative Agent, whereupon the term “Letter of Credit Issuer” shall include such issuer effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder by a Lender shall be evidenced by an agreement entered into by such Lender, in a form satisfactory to the Borrower, such Lender and the Administrative Agent and, from and after the effective date of such agreement, such Lender shall have all the rights and obligations of the existing Letter of Credit Issuers under this Agreement. No Lender shall be required to accept such appointment without its consent, which may be exercised in its sole discretion.
     (b) Any Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If any Letter of Credit Issuer shall resign as the Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of such resigning Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall include such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement. After the resignation of a Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was a Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
ARTICLE 4
FEES; COMMITMENTS
     4.1 Fees.
     (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (in each case pro rata according to the respective Available Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Revolving Credit Maturity Date on the average daily closing balances of the unused amount of the Total Revolving Commitments. Such commitment fee shall be payable in arrears (i) on the last Business Day of each of March, June, September and December (for the three month period (or portion thereof) ended on such day) and (ii) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed during such period at the Commitment Fee Rate on the average daily closing balances of the unused amount of the Total Revolving Commitments.
     (b) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to, but not including, the termination date of such Letter of Credit computed during such period at a per annum rate equal to the Applicable Margin then in effect for Revolving Credit Loans that are LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
     (c) The Borrower agrees to pay directly to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”) at the request of the Borrower, for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit, computed during such period at a per annum rate equal to 0.25% on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
     (d) The Borrower agrees to pay directly to each Letter of Credit Issuer upon each renewal of, drawing under and/or amendment of a Letter of Credit issued by it, such amount as such Letter of Credit Issuer and the Borrower may agree upon for issuances or renewal or drawings under or amendments of letters of credit issued by it.
     (e) The Borrower agrees to pay to the Administrative Agent, for the benefit of the Administrative Agent, the fees for acting as administrative agent in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent, as amended from time to time by agreement between the Administrative Agent and the Borrower.
     (f) The Borrower agrees to pay on the Closing Date to the Arrangers, for the benefit of the Arrangers and the Lenders, the fees in the amounts previously agreed to in writing by the Borrower and the Arrangers and referred to in the term sheet for the financing contemplated hereby.
     4.2 Voluntary Reduction of Revolving Credit Commitments.
     Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitments of each of the Lenders, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000, and (iii) after giving effect to any such partial reduction, the Total Revolving Credit Commitment shall not be an amount less than the Revolving Credit Exposure.
     4.3 Mandatory Termination of Commitments.
     The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.
ARTICLE 5
PAYMENTS
     5.1 Prepayments.
     The Borrower shall have the right to prepay any Borrowing, without premium or penalty, in whole or in part at any time and from time to time. Such prepayment of Revolving Credit Loans shall be subject to the following conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) (i) with respect to Revolving Credit Loans, of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of Revolving Credit Loans shall be in an amount that is a multiple of $500,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of a LIBOR Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment of a Borrowing shall be applied ratably to the Revolving Credit Loans included in the prepaid Borrowing, except that, at the Borrower’s election, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.
     5.2 Method and Place of Payment.
     (a) Except as otherwise specifically provided herein, all payments to be made by the Borrower under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for, as the case may be, (i) the ratable account of all the Lenders holding Revolving Credit Loans or (ii) account of each Letter of Credit Issuer, not later than 12:00 Noon (New York time) on the date when due. Such payments shall be made in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in its account at an office of the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day, otherwise the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before such date, taken steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent in order to make such payment.
     (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
     5.3 Net Payments.
     (a) (i) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (“Taxes”) except to the extent that such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant Governmental Authority then in effect. If any such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the Borrower shall:
     (A) promptly notify the Administrative Agent of such requirement;
     (B) promptly pay to the relevant Governmental Authority when due the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to the Administrative Agent or such Lender under this Section 5.3(a);
     (C) as promptly as possible thereafter, forward to the Administrative Agent and such Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Lender, evidencing such payment to such Governmental Authority; and
     (D) pay to the Administrative Agent or such Lender, in addition to the payment to which the Administrative Agent or such Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender (free and clear of any such Taxes, whether assessed against the Borrower, the Administrative Agent or such Lender) will equal the full amount the Administrative Agent or such Lender would have received had no such deduction or withholding been required.
     (ii) If the Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under this Section 5.3(a) in respect of any payment to or for the benefit of the Administrative Agent or any Lender under this Agreement or fails to furnish the Administrative Agent or such Lender, as applicable, with the documentation referred to in Section 5.3(a) when required to do so, the Borrower shall forthwith on demand fully indemnify the Administrative Agent or such Lender for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or such Lender as a result of such failure.
     (iii)The Borrower’s obligations under this Section 5.3(a) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

     (b) Notwithstanding Section 5.3(a), the Borrower shall not be required to indemnify or pay any additional amounts in respect of withholding tax applicable to any amount payable under this Agreement pursuant to Section 5.3(a) above to any Non-U.S. Lender, except if any such Revolving Credit Loans were assigned, participated or transferred to such Non-U.S. Lender at the request of the Borrower or were assigned, participated or transferred to such Non-U.S. Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 10.1 or 10.5.
     (c) Each Non-U.S. Lender shall:
     (i) deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;
     (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and
     (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested in writing by the Borrower or the Administrative Agent;
unless, in any such case, any change in treaty, law or regulation, has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 12.6 or a Lender pursuant to Section 12.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.3(c), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
     (d) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, a Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither such Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.3.
     5.4 Computations of Interest and Fees.
     (a) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate of the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Adjusted LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (b) All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.
     (c) The amount of costs and expenses required to be paid or reimbursed by the Borrower pursuant to Section 12.5(a) or any other provision of this Agreement shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the highest rate provided for in Section 2.8(d).
     (d) If interest is not paid on the indebtedness of the Borrower to the Lenders hereunder, or any part thereof, as and when interest is due and payable hereunder, unpaid interest shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the rates provided for in Section 2.8(d).
ARTICLE 6
CONDITIONS PRECEDENT
     6.1 Conditions Precedent to Initial Credit Event.
     The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent:

     (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto.
     (b) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.
     (c) Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of Holdings, dated the Closing Date certifying that as of the date of the initial Credit Event, and after giving effect to the Borrowings made on such date and the application of the proceeds thereof, the Borrower is Solvent.
     (d) Proceedings of the Borrower. The Administrative Agent shall have received copies of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and (b) the extensions of credit contemplated hereunder.
     (e) Organic Documents. The Administrative Agent shall have received true and complete copies of the articles of incorporation and by-laws or Articles of Organization and operating agreement, as the case may be, of the Borrower and a certificate of good standing with respect to the Borrower issued by its jurisdiction of incorporation or organization.
     (f) Fees. The Administrative Agent shall have received the fees referred to in Section 4.1(e) and (f) to be received on the Closing Date.
     (g) Legal Opinions. The Administrative Agent shall have received in form and substance reasonably satisfactory to it the executed legal opinions of (i) counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization, execution and delivery of this Agreement by the Borrower, the validity, binding effect, legality and enforceability of this Agreement, compliance with the Organic Documents of the Borrower and with applicable law and such other matters as the Arrangers may reasonably request in form and substance satisfactory to the Arrangers, and (ii) special Michigan counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization, execution and delivery of this Agreement by the Borrower, the validity, binding effect, legality and enforceability of this Agreement, compliance with the Organic Documents of the Borrower and with applicable law and such other matters as the Arrangers may reasonably request in form and substance satisfactory to the Arrangers.
     (h) Opinion of Special New York Counsel to the Arrangers. The Administrative Agent shall have received an opinion, in form and substance reasonable satisfactory to the Arrangers of Milbank, Tweed, Hadley & McCloy LLP, special New

York counsel to the Arrangers (and the Arrangers hereby instruct such counsel to deliver such opinion to the Lenders).
     (i) Governmental Approvals. The Administrative Agent shall have received evidence that all governmental approvals necessary in connection with the transactions contemplated hereby (including, without limitation, approvals from the United States Federal Energy Regulatory Commission and approval of the 204 financing application) shall have been obtained and are in full force and effect.
     (j) Financial statements. The Administrative Agent shall have received satisfactory financial statements forming part of the FERC Financial Report, FERC Form No. 1/3-Q.
     (k) Patriot Act Information. The Lenders shall have received, in accordance with Section 12.19, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering regulations, including the USA Patriot Act.
     6.2 Conditions Precedent to All Credit Events.
     The agreement of each Lender to make any Loan (including such Lender’s Revolving Credit Loan) requested to be made by it on any date (including its initial Revolving Credit Loans) and the obligation of each Letter of Credit Issuer to issue, extend or increase Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:
     (a) No Default; Representations and Warranties True and Correct. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by the Borrower contained herein (other than, except in the case of the initial Credit Event, Section 7.14 hereof) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
     (b) Notice of Borrowing; Letter of Credit Request. Prior to the making of each Revolving Credit Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3. Prior to the issuance of each Letter of Credit, the Administrative Agent and the relevant Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower (as to itself and each of its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit.
     7.1 Organizational Status.
     The Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
     7.2 Capacity, Power and Authority.
     The Borrower has the capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, partnership, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement. The Borrower has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
     7.3 No Violation.
     Neither the execution, delivery nor performance by the Borrower of this Agreement nor compliance with the terms and provisions thereof will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Borrower’s Organic Documents.
     7.4 Litigation.
     There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any of its Subsidiaries (after due internal inquiry), threatened with respect to the Business, the

Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
     7.5 Governmental Approvals.
     No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or notice to, any Governmental Authority (other than those that have been, or on the Closing Date will be, obtained and in full force and effect) is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement.
     7.6 True and Complete Disclosure.
     To the knowledge of the Borrower, after due inquiry:
     (a) All factual information and data (taken as a whole) heretofore or contemporaneously furnished (other than any projections and pro forma financial information), by or on behalf of the Borrower or any of its Subsidiaries or any of their respective authorized consultants, agents or representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including all information contained in this Agreement) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading at such time in light of the circumstances under which such statements were made.
     (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     7.7 Financial Condition; Financial Statements.
     All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 8.1 will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     7.8 Tax Returns and Payments.
     Each of the Borrower and its Subsidiaries has filed, all material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. The

Borrower and each of its respective Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material income taxes applicable for the current fiscal year to the Closing Date.
     7.9 Environmental Matters.
     Except as set forth in Schedule II:
     (a) Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and
     (b) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.
     7.10 Properties.
     The Borrower and each of its Subsidiaries has good title to or a leasehold or easement interest in all of its properties that are necessary for the operation of its respective business as currently conducted and as proposed to be conducted, free and clear in each case of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
     7.11 Pension and Welfare Plans.
     During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Event hereunder, except as could not reasonably be expected have a Material Adverse Effect, (a) no steps have been taken to terminate any Pension Plan, (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, (c) no condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty and (d) except as disclosed in Schedule III, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     7.12 Regulations U and X.
     Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of F.R.S. Board Regulation U or Regulation X.

     7.13 Investment Company Act.
     Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     7.14 No Material Adverse Change.
     There has been no material adverse change in the business, assets, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole since September 30, 2010.
     7.15 Deemed Repetition of Representations and Warranties.
     The representations and warranties set out in Sections 7.1 to 7.13 inclusive (and solely in the case of the initial Credit Event, Section 7.14) will be deemed to be repeated by the Borrower as of the date of each request for a new Credit Event, by the Borrower (including conversions and continuations of Borrowings) and as of the date on which a Successor Borrower assumes all of the obligations of the Borrower under the Credit Documents pursuant to Section 9.2(a) (but after giving effect to such assumption), except to the extent that on or prior to such date (a) the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and (b) the Required Lenders have approved such variation, and except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
ARTICLE 8
AFFIRMATIVE COVENANTS
     The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Commitment Maturity Date:
     8.1 Information Covenants.
     The Borrower will furnish to each Lender and the Administrative Agent:
     (a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations and cash flows for such fiscal year prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and audited by an independent auditing firm of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together in any event with a no-default letter that states nothing came to the attention of the independent auditing firm in the course of their audit of the Borrower or any of its Subsidiaries conducted in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and auditing standards of the

Public Company Accounting Oversight Board (United States) that caused them to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of Section 9.4. The first annual audited financial statements provided pursuant to this agreement will include the fiscal year ending December 31, 2011 with comparative information from December 31, 2010.
     (b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments. So long as any comparative periods to be presented include periods prior to January 1, 2010, no comparative information will be presented.
     (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer of the Borrower in substantially the form of Exhibit D (a “Compliance Certificate”) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall be in form and detail satisfactory to the Administrative Agent, acting reasonably, and setting forth the calculations required to establish whether the Borrower was in compliance with the provisions of Section 9.4 as at the end of such fiscal year or period, as the case may be.
     (d) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending or threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, together with a certificate of the Chief Financial Officer of the Borrower (in detail reasonably satisfactory to the Administrative Agent) setting forth the calculations required to establish whether the Borrower and its Subsidiaries are in pro forma compliance with Section 9.4 of this Agreement.
     (e) Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge or notice of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

     (i) Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);
     (ii) Any condition or occurrence that (x) results in non-compliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;
     (iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
     (iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.
     All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
     (f) Pension Plans. Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof where the liability, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, notice of and copies of all documentation relating to (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or any of its Subsidiaries furnish a bond or other security to such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty.
     (g) Other Information. Promptly upon filing thereof, copies of any filings or registration statements with, and reports to, any Governmental Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries pursuant to applicable securities laws (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued securities of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

     8.2 Books, Record and Inspections.
     The Borrower will, and will cause each of its Subsidiaries to, (i) permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and its Subsidiaries in whomever’s possession to the extent that it is within the Borrower’s or its Subsidiaries’ control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, and (ii) permit officers and designated representatives of Lenders to view copies of contracts of the Borrower and its Subsidiaries (subject to reasonable confidentiality arrangements established by the Borrower), all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent, the Required Lenders or the Lenders, as the case may be, may desire.
     8.3 Maintenance of Insurance.
     The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     8.4 Payment of Taxes.
     The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its capital, income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.
     8.5 Organizational Existence.
     The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its corporate or other organizational rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 9.2.

     8.6 Compliance with Statutes, Obligations, etc.
     The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     8.7 Good Repair.
     The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomever’s possession they may be to the extent that it is within the Borrower’s or its Subsidiaries’ control to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.
     8.8 Transactions with Affiliates.
     The Borrower will conduct, and will cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions between and among the Borrower and its wholly owned Subsidiaries that do not involve any other Affiliate and (c) transactions permitted by Section 9.2.
     8.9 End of Fiscal Years; Fiscal Quarters.
     The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to be comprised of twelve calendar months ending on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
     8.10 Use of Proceeds.
     The Borrower will use the Letters of Credit and the proceeds of all the Loans only for the purposes set forth in Section 2.1(b).

     8.11 Changes in Business.
     From the Closing Date, the Borrower and its Subsidiaries taken as a whole will not fundamentally and substantively alter the character of their business taken as a whole from the business conducted by the Borrower and its Subsidiaries taken as a whole on the Closing Date following the consummation of the Transactions and other business activities incidental or related to any of the foregoing (the “Business”).
ARTICLE 9
NEGATIVE COVENANTS
     The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter until the Revolving Commitment Maturity Date:
     9.1 Limitation on Liens.
     The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:
     (a) Permitted Liens;
     (b) Liens securing indebtedness incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets; provided that the principal amount of such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;
     (c) Liens existing on the Closing Date and as set out on Schedule IV;
     (d) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired; provided that such Liens attach at all times only to the same assets that such Liens attached to and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition;
     (e) (i) Liens placed upon the Capital Stock or assets of any Subsidiary acquired to secure Indebtedness of the Borrower or any Subsidiary incurred in connection with such acquisition and (ii) Liens placed upon the assets of such Subsidiary acquired pursuant to an acquisition to secure a guarantee by such Subsidiary of any such Indebtedness of the Borrower or any Subsidiary;
     (f) the replacement, extension or renewal of any Lien permitted by clauses (a) through (f) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby; and

     (g) additional Liens so long as the aggregate outstanding principal amount of the obligations so secured (including the imputed principal amount of any Capitalized Lease Obligations) for the Borrower and its Subsidiaries does not exceed $20,000,000 in the aggregate.
     9.2 Limitation on Fundamental Changes.
     The Borrower will not enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
     (a) any Subsidiary of the Borrower or any other Person may be merged or consolidated (including by way of liquidation or winding up) with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving entity or, so long as after giving effect to such merger or consolidation such Person’s debt rating shall be in “Category 6” or higher, as determined pursuant to the definition of “Applicable Margin”, the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States or any State thereof, (the Borrower or Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) such Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement pursuant to a supplement hereto in form and substance reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Section 9.4 as such covenants are recomputed as at the last day of the most recently ended Test Period under each such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance referred to in clause (iv) above and stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement and a legal opinion (in form and substance reasonably satisfactory to the Administrative Agent) with respect to this Agreement to be delivered, if any, pursuant to clause (ii) above; provided further that if the foregoing are satisfied, such Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement; and
     (b) the Borrower may enter into any merger or consolidation for the purpose of changing its organizational form from a corporation to a limited liability company or from a limited liability company to a corporation; provided that such change has no adverse affect on the rights of the Finance Parties.
     9.3 Limitation on Dividends.
     If any Default or Event of Default then exists or would result therefrom, the Borrower will not declare or pay any distributions (other than distributions payable solely in its Capital

Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any of its Capital Stock or the Capital Stock of any direct or indirect shareholder of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Capital Stock).
     9.4 Debt to Capitalization Ratio.
     The Borrower will not permit its Debt to Capitalization Ratio to be greater than 65% at any time on or after the Closing Date.
     9.5 Limitation on Sale-Lease Back Transactions.
     The Borrower will not enter into any sale-leaseback transaction (a “Sale and Leaseback Transaction”) involving any of its property or assets whether now owned or hereafter acquired, whereby the Borrower sells or otherwise transfers such property or assets and thereafter leases or subleases such property or assets or any part thereof or any other property or assets that the Borrower intends to use for substantially the same purpose or purposes as the property or assets sold or otherwise transferred unless (a) the Borrower would be entitled to incur Indebtedness secured by a Lien on such property or assets pursuant to Section 9.1 or (b) the Attributable Value of all Sale and Leaseback Transactions entered into pursuant to this Section 9.5 does not exceed $20,000,000. A Sale and Leaseback Transaction shall not be deemed to result in the creation of a Lien.
ARTICLE 10
EVENTS OF DEFAULT
     Each of the following specified events or occurrences described in Sections 10.1 through 10.8 below shall constitute an “Event of Default”:
     10.1 Payments.
     The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings of any other amounts owing hereunder.
     10.2 Representations, etc.
     Any representation, warranty or statement made or deemed made by the Borrower herein or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (it being understood that, for purposes of the foregoing, the truth of the representations and warranties set forth in Section 7.6 shall be determined without reference to the knowledge of the Borrower).
     10.3 Covenants.
     The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(d), Section 8.11 or Article 9, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1 or 10.2 or clause (i) of this Section 10.3) contained in this Agreement, and such default shall continue unremedied for a period of at least 30 days after the receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders.
     10.4 Default Under Other Agreements.
     (a) The Borrower or any of its Subsidiaries, shall (i) default in any payment with respect to any Indebtedness, in excess of $15,000,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or
     (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.
     10.5 Bankruptcy, etc.
     The Borrower or any of its Subsidiaries, shall commence a voluntary case concerning itself under the Bankruptcy Code as now or hereafter in effect, or any successor thereto or any similar legislation in any other applicable jurisdiction (collectively, the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition or application is not contested within 10 days after commencement of the case; or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition or application is not dismissed within 45 days after commencement of the case; or a receiver, trustee, liquidator, custodian or similar official is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries, commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries, any such proceeding that remains undismissed for a period of 45 days; or the Borrower or any of its Subsidiaries, is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries, makes a general assignment for the benefit of creditors, files under the Bankruptcy Act or takes a similar action under the Bankruptcy Act; or any corporate or similar action is taken by the Borrower or any of its Subsidiaries, for the purpose of effecting any of the foregoing; or the Borrower or any of its Subsidiaries, is unable to pay its debts as they fall due, or makes a general assignment for the benefit of or a composition with its creditors generally; or the Borrower or any of its Subsidiaries, takes any corporate or similar action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or insolvent re-organization or for the appointment of a liquidator, administrator or administrative receiver of it.
     10.6 Judgments.
     One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries, involving a liability of $15,000,000 or more in the aggregate for all such judgments and decrees for the Borrower or any of its Subsidiaries, (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof.
     10.7 Change of Ownership.
     A Change of Ownership shall occur.
     10.8 Pension Plans.
     Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Borrower or any of its Subsidiaries or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan in respect of such termination; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, where in each case under clauses (a) or (b) such contribution, liability, obligation or Lien would reasonably be expected to have a Material Adverse Effect.
     10.9 Remedies.
     Upon the occurrence of any Event of Default described above, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.5 with respect to the Borrower, it will pay) to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)) such additional amounts of cash, to be held as security by the Administrative Agent for the benefit of the Lenders, for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit and then outstanding; and/or (v) exercise any other remedies that may be available under this Agreement or applicable law.
     10.10 Remedies Cumulative.
     The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity, and any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Administrative Agent or the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Administrative Agent or the Lenders shall be deemed not to be a waiver of any subsequent default. In the event that the Administrative Agent or the Lenders shall have proceeded to enforce any such right, remedy or power contained herein and such proceedings shall have been discontinued or abandoned for any reason, by written agreement between the Lenders and the Borrower, then in each such event the Borrower and the Lenders shall be restored to their former positions and the rights, remedies and powers of the Lenders shall continue as if no such proceedings had been taken.
ARTICLE 11
THE ADMINISTRATIVE AGENT
          Each of the Lenders and each Letter of Credit Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the

Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any the terms of this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Code; and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Letter of Credit Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each Letter of Credit Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) then such removal shall nonetheless become effective in accordance with such notice.
          The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 12.5(a) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding anything herein to the contrary the Joint Book runners, the Joint Lead Arrangers and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in its capacity, if any, as a Lender.

ARTICLE 12
MISCELLANEOUS
     12.1 Amendments and Waivers.
     Neither this Agreement, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may from time to time (a) enter into with the Borrower and Administrative Agent, as applicable, written amendments, supplements or modifications hereto for the purpose of adding or amending any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder, (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of, or extend or waive the final scheduled maturity date of, any Revolving Credit Loan, or reduce the stated rate of, forgive any portion of or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Revolving Credit Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the amount of any of the Revolving Credit Commitments of any Lender or amend Section 3.2, in each case without the written consent of each Lender whose Revolving Credit Loan, interest, fee or Revolving Credit Commitment is changed as set forth above thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under this Agreement (except as permitted pursuant to Section 8.1), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Article 11 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3.2 or Section 12.6(a)(ii) (to the extent it relates to a Letter of Credit Issuer) without the written consent of such Letter of Credit Issuer, or (v) amend Section 6.2(a) to the extent that it relates to payments for the ratable account of Lenders without the written consent of each Lender directly and adversely affected thereby, or (vi) amend Section 2.7 or Section 12.8 to the extent that it relates to pro rata payment obligations of the Lenders without the written consent of each Lender, and provided further that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased up to a maximum aggregate amount of $2,250,000, for any purpose permitted hereunder, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, as provided for in this Section 12.1.
     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Revolving Credit Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     12.2 Notices.
     (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received and, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, in each case addressed as follows in the case of the Borrower, the Administrative Agent and as set forth on Schedule I in the case of each Lender (or as set forth in the Assignment and Acceptance or New Lender Supplement of any Lender which is an Assignee) or to such other address as may be hereafter notified by the respective parties hereto:
(i)	The Borrower:

ITC Great Plains, LLC 27175 Energy Way Novi, MI 48377 Attention: Cameron M. Bready

(ii)	The Administrative Agent:

Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, OMA2
New York, NY 10010
Attn: Sean Portrait, Agency Manager
Tel: (919) 994-6369
Fax: (212) 332-2291
Email: agency.loanops@credit-suisse.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.10, 4.2 and 5.1 shall not be effective until received.
     (b) Electronic Communications. The Borrower agrees that the Administrative Agent may make communications available to the Lenders by posting such communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR

ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     12.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     12.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
     12.5 Payment of Expenses and Taxes.
     (a) The Borrower agrees (v) to pay or reimburse the Arrangers and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the syndication of the Revolving Credit Commitments), including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, (w) to pay or reimburse each Letter of Credit Issuer for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with issuing Letters of Credit, (x) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under, or “workout” or restructuring of, this Agreement and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (y) to pay, indemnify, defend and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (z) to pay, indemnify, defend and hold harmless each Lender, the Arrangers, the Syndication Agent, the Documentation Agent, each Letter of Credit Issuer and the Administrative Agent and their respective directors, officers, employees, trustee, agents and Affiliates (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable and documented out of pocket fees, disbursements and other charges of counsel incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct, indirect or consequential, whether based on strict liability or negligence, and whether based on any federal, provincial or foreign laws, statutes, rules, regulations or guidelines (including Environmental Laws), common law, equity, contract or otherwise that may be imposed on, incurred by or asserted against any Indemnitee, in any manner arising out of or relating to (i) this Agreement and any other agreements or documents contemplated hereby or thereby, the other transactions contemplated hereby (including the execution, delivery, enforcement, performance and administration of this Agreement and the breach by the Borrower of, or default by the Borrower under, any of the provisions of this Agreement, (ii) the violation of, non-compliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or applicable to any of the Real Estate, or (iii) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, possession or control, or practice of, the Borrower or any of its Subsidiaries from time to time (all the foregoing in this clause (z), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction and provided further that the Borrower shall have no obligation hereunder to any Indemnitee with respect to claims to the extent relating to disputes among the Lenders, any of the Arrangers and/or the Administrative Agent. The agreements in this Section 12.5(a) shall survive repayment of the Loans and all other amounts payable hereunder.
     Each of the Lenders the Arrangers and the Administrative Agent agree that any and all of their respective rights under this Agreement and any other agreements contemplated hereby and thereby, including recourse for any obligation or claim for any indemnification thereunder, is limited to recourse to the Borrower and its assets as contemplated hereby, and none of the direct or indirect limited partners, partners, shareholders, members of the Borrower or any of their respective employees, directors or officers shall have any obligations or liability, or be subject to any recourse, in respect of any such obligations or claims hereunder or thereunder.
     (b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Arrangers under paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Arrangers or the Letter of Credit Issuers, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arrangers or the Letter of Credit Issuers in their respective capacities as such.
     12.6 Successors and Assigns; Participations and Assignments.
          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment may be made to the Borrower or any of it’s Affiliates and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, a Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders.
          (i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower (such consent shall be deemed to have been given if the Borrower has not responded within fifteen Business Days of a request for such consent), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; and
     (C) each Letter of Credit Issuer.
          (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, Revolving Credit Loans, the amount of the Revolving Credit Commitment, Revolving Credit Loans, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (E) no assignment shall be made to a Defaulting Lender or any of its Subsidiaries.
          (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 12.5(a)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans and Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, any Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Letter of Credit Issuer, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), 3.3 or 3.4, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Credit Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Credit Loans and participations in Letters of Credit in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
          (c) Participations.
          (i) Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent, or any Letter of Credit Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, and the Revolving Credit Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second sentence of Section 12.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender.
          (ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.10 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 5.3 unless such Participant complies with Section 5.3(c).
          (d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     12.7 Replacements of Lenders under Certain Circumstances.
     (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.3, or if any Lender becomes a Defaulting Lender, or if any Lender is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, then the Borrower may, at its sole expense and effort:
     (i) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.6) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such assignment, (ii) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, such Letter of Credit Issuer), which consent shall not unreasonably be withheld, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iv) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.10 or a claim for compensation under Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply; or
     (ii) in the case of any Lender becoming a Defaulting Lender, then, effective upon the date of notice to such Defaulting Lender (the “Terminated Lender”) and the Administrative Agent (such date, the “Termination Notice Date”), cause (1) the Terminated Lender’s Revolving Credit Commitment to be terminated in full (but without a reduction or termination of the Revolving Credit Commitments of the other Lenders), (2) the aggregate amount of the Revolving Credit Commitments to be automatically reduced by the amount of the Terminated Lender’s Revolving Credit Commitment and (3) each remaining Lender’s Revolving Credit Commitment Percentage to be automatically increased ratably such that the sum of the Revolving Credit Commitment Percentages of the Lenders other than the Terminated Lender shall be 100% (provided, however, that the Terminated Lender’s Letter of Credit Exposure shall only be reallocated in accordance with such increased percentages in accordance with Section 12.7(c)), whereupon the provisions of Section 2.14(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, letter of credit fees, indemnity or other amounts); provided that, (i) no Default or Event of Default shall have occurred and be continuing at the time of such termination and (ii) if as a result of such termination the Borrower would be required to provide Cash Collateral under Section 12.7(c)(ii)(B), such termination shall not be effective unless the Borrower complies with said Section 12.7(c)(ii)(B) on the related Termination Notice Date.
     (b) In the event that S&P or Moody’s shall, after the date that any Lender with a Revolving Credit Commitment becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB- or Baa3 respectively, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee in accordance with and subject to the restrictions contained in Section 12.6, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 12.6) all its interests, rights and obligations in respect of its Revolving Credit Commitment under this Agreement to such Assignee; provided that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Revolving Credit Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
     (c) If applicable pursuant to Section 12.7(a)(ii):
     (i) from and after the Termination Notice Date relating to any Terminated Lender, the Revolving Credit Commitment and the Letter of Credit Exposure of such Terminated

Lender shall each be zero. Notwithstanding anything in this Agreement or otherwise to the contrary, no Terminated Lender shall be entitled to receive fees or other charges owing to such Terminated Lender with respect to its Revolving Credit Commitment or Letter of Credit Exposure as to any period from and after the Termination Notice Date relating to such Terminated Lender; and
     (ii) with respect to any Letter of Credit Exposure of such Terminated Lender outstanding on the Termination Notice Date (before giving effect to the termination thereof by operation of Section 12.7(a)(ii) hereof):
     (A) such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders (including without limitation any assignees that shall have become, or substantially concurrently with such Lender becoming a Terminated Lender shall become, Lenders pursuant to Section 12.7(a)(i) hereof) in accordance with their respective Revolving Credit Commitment Percentages but only to the extent (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Terminated Lender’s Letter of Credit Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 6.2 are satisfied at such time;
     (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall on the Termination Notice Date Cash Collateralize the amount of such Terminated Lender’s Letter of Credit Exposure for the benefit of such Letter of Credit Issuer in a manner consistent with the procedures set forth in Section 10.9 for so long as such Letter of Credit Exposure is outstanding, in an aggregate amount equal to the amount that cannot be so allocated; and
     (C) if the Letter of Credit Exposure of any Lender is reallocated pursuant to Section 12.7(c)(ii)(A), then the fees payable to such Lender pursuant to Section 4.1(a) and Section 4.1(b) shall be adjusted in accordance with such Lender’s Revolving Credit Commitment Percentage.
     12.8 Adjustments; Set-off.
     (a) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the

Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     (b) In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Letter of Credit Issuer or their respective Affiliates may have. Each Lender and each Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (c) If any Finance Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Event (other than pursuant to the terms of Section 2.10, 2.11 or 5.3) in excess of its pro rata share of payments obtained by all Finance Parties, such Finance Party shall purchase from the other Finance Parties such participations in Credit Events made by them as shall be necessary to cause such purchasing Finance Party to share the excess payment or other recovery ratably (to the extent such other Finance Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Finance Party, the purchase shall be rescinded and each Finance Party which has sold a participation to the purchasing Finance Party shall repay to the purchasing Finance Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Finance Party’s ratable share (according to the proportion of (a) the amount of such selling Finance Party’s required repayment to the purchasing Finance Party to (b) total amount so recovered from the purchasing Finance Party) of any interest or other amount paid or payable by the purchasing Finance Party in respect of the total amount so recovered. The Borrower agrees that any Finance Party purchasing a participation from another Finance Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to clause (b) above) with respect to such participation as fully as if such Finance Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Finance Party receives a secured claim in lieu of a setoff to which this Section applies, such Finance Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     12.9 Marshalling; Payments Set Aside.
     Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Borrower’s obligations hereunder. To the extent that the Borrower makes a payment or payments to the Administrative Agent, any Letter of Credit Issuer or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent, any Letter of Credit Issuer or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     12.10 Counterparts.
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     12.11 Severability.
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12.12 Integration.
     This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.
     12.13 Governing Law.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES APPLICABLE THEREIN (EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION).

     12.14 Submission to Jurisdiction; Waivers.
     The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected in accordance with the local rules of civil procedure or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.
     12.15 Acknowledgements.
     The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;
     (b) neither the Administrative Agent nor any Lender (in any capacity) has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     12.16 Waivers of Jury Trial.
     THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN

ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     12.17 Confidentiality.
     The Administrative Agent, each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure to any of its Affiliates (on a need to know basis), as required or requested by any Governmental Authority, representatives thereof or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender or pursuant to legal process or to such Lender’s or the Administrative Agent’s lawyers, professional advisors or independent auditors or Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender, and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or regulatory compliance of such Lender by such Governmental Authority or in connection with ratings by such rating agency with respect to such Lender) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender, and the Administrative Agent agrees that it will not provide to prospective Assignees or Participants or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.
     12.18 Treatment of Loans.
     (a) The Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
     (b) The Borrower acknowledges that the Administrative Agent, and one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent, and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.
     12.19 USA Patriot Act.
     Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such

Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ITC GREAT PLAINS LLC., as the Borrower By ITC Grid Development, LLC its sole member By ITC Holdings Corp., its sole member

By:	/s/ Cameron M. Bready
	Name:	Cameron M. Bready
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

CREDIT SUISSE AG, Cayman Islands Branch, as the Administrative Agent and Lender

By:	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

[Signature page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Lender
By:	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

[Signature page to Credit Agreement]

MORGAN STANLEY BANK, N.A. AS LENDER
BY:	/s/ Anish Shah
	NAME:	Anish Shah
	TITLE:	Authorized Signatory

[Signature page to Credit Agreement]

GOLDMAN SACHS BANK USA AS LENDER
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized

[Signature page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH AS LENDER
By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

[Signature page to Credit Agreement]

JPMORGAN CHASE BANK, N.A. AS LENDER
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

[Signature page to Credit Agreement]

SCHEDULE I
COMMITMENTS

		REVOLVING CREDIT
LENDER	ADDRESS FOR NOTICES	COMMITMENT

Credit Suisse AG, Cayman	Attn: Sean Portrait, Agency Manager	$37,500,000
Islands Branch	Eleven Madison Avenue, OMA2
	New York, NY 10010
	Tel: (919) 994-6369
	Fax: (212) 332-2291
	Email: agency.loanops@credit-suisse.com

Morgan Stanley Bank, N.A.	Morgan Stanley Loan Servicing	$37,500,000
	1300 Thames Street Wharf, 4th floor
	Baltimore, MD 21231
	Tel: 443-627-4355
	Fax: 718-233-2140
	Email: msloanservicing@morganstanley.com

Goldman Sachs Bank USA	Goldman Sachs Bank USA	$25,000,000
	200 West Street
	New York, NY 10282
	Tel: 212-902-1099
	Fax: 917-977-3996
	Email: gs-sbd-admin-contacts@ny.email.gs.com

Deutsche Bank AG New	Attention: Lee Joiner, Assistant Vice President	$25,000,000
York Branch	5022 Gate Parkway Suite 100
	Jacksonville, FL 32256
	Tel: 904-527-6438
	Fax: 866-240-3622
	Email: lee.joyner@db.com

		REVOLVING CREDIT
LENDER	ADDRESS FOR NOTICES	COMMITMENT

JPMorgan Chase Bank, N.A.	Attention: Non-Agent Servicing Team	$25,000,000
	JP Morgan Chase Bank, N.A.
	10 S. Dearborn Chicago, IL 60603
	Tel: 312-385-7072
	Fax: 312-256-2608
	Email: cls.chicago.non-agented.servicing@chase.com

	Total amount	$150,000,000.00

SCHEDULE II
ENVIRONMENTAL MATTERS
NONE

SCHEDULE III
PENSION AND WELFARE MATTERS
NONE

SCHEDULE IV
OUTSTANDING LIENS ON CLOSING DATE
NONE

EXHIBIT A
Form of Notice of Borrowing
NOTICE OF BORROWING

TO:	Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue, OMA2 New York, NY 10010 Attn: Sean Portrait, Agency Manager Tel: (919) 994-6369 Fax: (212) 332-2291
     Pursuant to the Revolving Credit Agreement, dated as of February 16, 2011 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Great Plains, LLC, a Michigan limited liability company (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, this represents the Borrower’s request to borrow as follows:
               Revolving Credit Loan:
1.	Date of borrowing:

2.	Amount of borrowing:

3.	Lender(s): Lenders, in accordance with their Revolving Credit Commitments under the Revolving Credit Agreement

4.	Interest rate option: Type: Tenor:
     Please wire transfer the proceeds of the Borrowing in accordance with the funds flow memorandum delivered under separate cover.
     The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower certifies that:
          All representations and warranties made by the Borrower contained in the Revolving Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that, the representation made in Section 7.14 shall be made only on the Closing Date; and
          No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.
Dated:

ITC GREAT PLAINS LLC By ITC Grid Development, LLC, its sole member

By ITC Holdings Corp., its sole member

By:
Name:
Title:

EXHIBIT B
Form of Notice of Continuation

TO:	Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent under the Credit Agreement
(as defined below)
Eleven Madison Avenue, OMA2
New York, NY 10010
Attn: Sean Portrait, Agency Manager
Tel: (919) 994-6369
Fax: (212) 332-2291
          Pursuant to the Revolving Credit Agreement, dated as of February 16, 2011 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Great Plains, LLC, a Michigan limited liability company (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, this represents the Borrower’s request to continue Revolving Credit Loans as follows:
1.	Date of continuation or conversion:

_____________________, ______

2.	Amount of Revolving Credit Loans being continued or converted:

$_________________________

3.	Nature of continuation or conversion:

_________ a. Conversion of a LIBOR Loan as an ABR Loan _________ b. Conversion of an ABR Loan as a LIBOR Loan _________ c. Continuation (rollover) of LIBOR Loans as LIBOR Loans

4.	If Revolving Credit Loans are being continued as or converted into LIBOR Loans, the duration of the new LIBOR Period that commences on the continuation or conversion date:

_________ month(s)
          The undersigned officer, to the best of [his/her] knowledge, in [his/her] capacity as an officer of the Borrower, certifies that:
     (i) All representations and warranties made by the Borrower contained in the Revolving Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that, the representation made in Section 7.14 shall be made only on the Closing Date; and
     (ii) No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.
     Dated: ____________________

ITC GREAT PLAINS LLC By ITC Grid Development, LLC, its sole member

By ITC Holdings Corp., its sole member

By:
Name:
Title:

EXHIBIT C
Form of Closing Certificate
CLOSING CERTIFICATE
ITC GREAT PLAINS LLC
TO:	The Lenders and the Administrative Agent (each, as defined below)

RE:	Revolving Credit Agreement, dated as of February 16, 2011 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Great Plains, LLC, a Michigan limited liability company (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent.
     The undersigned, an Authorized Officer of ITC Holdings Corp, the sole member of ITC Grid Development, LLC, the sole member of the Borrower, hereby certifies to the best of my knowledge, information and belief, for and on behalf of the Borrower, and not in my personal capacity, in connection with the initial Borrowing on this date under the Revolving Credit Agreement, that:
1.	the conditions precedent set forth in the Revolving Credit Agreement were satisfied as of the Closing Date;

2.	attached to this certificate as Schedule A is a true and complete copy of the articles of organization of the Borrower as filed in the Office of the Secretary of State of the State of Michigan, together with all amendments thereto adopted through the date hereof and as in effect on the date hereof;

3.	attached to this certificate as Schedule B is a correct and complete copy of the operating agreement of the Borrower and such operating agreement is in full force and effect at the date hereof and the sole member of the sole member of the Borrower has not passed, confirmed or consented to any amendments or variations to such operating agreement;

4.	attached to this certificate as Schedule C is a correct and complete copy of the written consent of the sole member of the sole member of the Borrower, dated January 27, 2011, which resolution is in full force and effect, unamended, at the date hereof;

5.	the following persons are duly elected or appointed officers of the sole member of the sole member of the Borrower and a specimen signature of each such person is as set out opposite his name below:

Daniel J. Oginsky
Senior Vice President and
General Counsel

Cameron M. Bready
Executive Vice President, Treasurer
and Chief Financial Officer
     IN WITNESS WHEREOF, I have signed this Certificate this 16th day of February, 2011.

Name:	Daniel J. Oginsky
Title:	Senior Vice President and General Counsel

     I, Cameron M. Bready, Executive Vice President, Treasurer and Chief Financial Officer of the sole member of the sole member of the Borrower, DO HEREBY CERTIFY that Daniel J. Oginsky has been duly elected (or appointed) and has duly qualified as, and on this day is, the Senior Vice President and General Counsel of the sole member of the sole member of the Borrower, and the signature above is his genuine signature.

Name:	Cameron M. Bready
Title:	Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT D
Form of Compliance Certificate
TO:     The Lenders and the Administrative Agent
The undersigned, an Authorized Officer of ITC Great Plains, LLC (the “Borrower”), in such capacity and not personally, hereby certifies to the best of my knowledge, information and belief that:
1.	I am the duly appointed _________________________________ of the Borrower named in the Credit Agreement, dated as of February 16, 2011 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”), among ITC Great Plains, LLC, a Michigan limited liability company (the “Borrower”), various financial institutions and other Persons from time to time parties referred to as lenders (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and as such I am providing this certificate for and on behalf of the Borrower pursuant to Section 8.1(d) of the Credit Agreement. Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

2.	I am familiar with and have examined the provisions of the Credit Agreement including those of Articles 7, 8, 9 and 10 therein and have reviewed and am familiar with the contents of this certificate.

3.	Delivered herewith are the financial statements required to be delivered pursuant to Section 8.1(a) (b) of the Credit Agreement.

4.	No Default or Event of Default has occurred and is continuing as of the date hereof [or if any Default or Event of Default does exist, specify the nature and extent thereof].

5.	As of the last day of the Fiscal Quarter ending _____, the financial ratios referred to in Section 9.4 of the Credit Agreement is _____% and was calculated as set forth in Schedule I.
Dated this day of __________, __________.
______________________________
[Name and Title]

Schedule I
ITC Great Plains, LLC
Debt to Capitalization Ratio

1. Total Debt for the relevant Test Period.	$	___________
2. Total Capitalization for such Test Period.
(a) Total Debt	$	___________
(b) Total stockholder’s equity of the Borrower	$	___________
(c) Total Capitalization: The sum of Items 2(a) and 2(b)	$	___________
3. DEBT TO CAPITALIZATION RATIO: the ratio of Item 1 to Item 2		_____	%

EXHIBIT E
Form of Letter of Credit Request

TO:	Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue, OMA2 New York, NY 10010 Attn: Sean Portrait, Agency Manager Tel: (919) 994-6369 Fax: (212) 332-2291
     Pursuant to the Revolving Credit Agreement, dated as of February 16, 2011 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Great Plains, LLC, a Michigan limited liability corporation (the “Borrower”), various financial institutions and other Persons from time to time parties referred to as lenders (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, this represents the Borrower’s request to issue letter(s) of credit as follows:
          Letter of Credit Request:

1.	Date of issuance:

2.	Stated Amount of Letter of Credit:

3.	Beneficiary Name:
Address:
Telephone:
Facsimile:
Email:

4.	Expiration Date:

5.	Proposed Terms or Verbatim Text attached:

          The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower certifies that:
(i) All representations and warranties made by the Borrower contained in the Revolving Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that, the representation made in Section 7.14 shall be made only on the Closing Date; and
(ii) No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.
Dated:

ITC GREAT PLAINS, LLC
By	ITC Grid Development, LLC, its sole member

By	ITC Holdings Corp., its sole member

By:
Name:
Title: